Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information:
Patrick Lin
plin@processapharma.com
925-683-3218

PROCESSA PHARMACEUTICALS APPOINTS

GERALDINE PANNU AS AN INDEPENDENT DIRECTOR TO THE BOARD OF DIRECTORS

HANOVER, MD – February 13, 2020 – Processa Pharmaceuticals, Inc. (OTC: PCSA) a clinical stage biopharmaceutical company developing products to improve the survival and/or quality of life for patients who have a high unmet medical need, announced today that Geraldine Pannu was appointed to the Board of Directors.

Ms. Pannu has over 25 years’ experience in investment and financial management, fund operations, consulting and marketing. She is currently the Founding and Managing Partner of GLTJ Pioneer Capital that specializes in land acquisition, entitlement and vertical development of multifamily, student and senior housing in the San Francisco Bay Area. Previously, Ms. Pannu was the COO and Managing Partner for ChinaRock Capital Management, a leading hedge and venture capital fund company. She previously worked in McKinsey & Co, Monitor Company as management consultant. She had successfully raised capital for several hedge, venture capital and real estate funds. She also helped start-up companies to expand and diversify business categories, client verticals and grow revenue. Ms. Pannu was born in Shanghai and grew up in Hong Kong. She received her Bachelor of Business Administration degree from the Chinese University of Hong Kong and an MBA from Harvard Business School. She is fluent in English, Mandarin, Cantonese and Shanghainese.

“We are pleased to welcome Geraldine to our Board of Directors at this important stage of Processa’s evolution. Her strong investment and finance skills as well as leadership experience will complement our existing board,” said Dr. David Young, CEO of Processa Pharmaceuticals.

“I am excited about joining Processa’s Board,” stated Ms. Pannu. “The Processa team has accomplished so much in a short amount of time and I look forward to working alongside my fellow Board members and company management as we continue to build long term shareholder value.”

About Processa Pharmaceuticals, Inc.

Processa Pharmaceuticals, Inc. was founded in 2017 in Hanover, Maryland, with a mission to develop products that can improve the survival and/or quality of life for patients who have a high unmet medical need. The company acquired the assets of Promet Therapeutics, LLC in October of 2017 and has assembled a proven regulatory science product development team, management team, and Board of Directors. The Processa Team’s expertise is in developing drug products from IND enabling studies to NDA submission. The Company’s combined scientific, development and regulatory experience has resulted in more than 30 drug approvals by the FDA (including drug products targeted to orphan disease conditions) and 100 FDA meetings. For more information, please visit http://www.processapharma.com

Forward-Looking Statements

This release contains forward-looking statements. The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Processa Pharmaceuticals with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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